EXHIBIT 16

                      [Arthur Andersen LLP Letterhead]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first five paragraphs of Item 4 included in the Form 8-K dated May 15, 2000 of ROHN Industries, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP




KDW

Copy to:
Mr. Brian Pemberton, Chief Executive Officer
ROHN Industries, Inc.